EXHIBIT 3.1

                          Certificate of Incorporation
                                       Of
                          The Natural Energy Solutions
                                  Corporation

                          CERTIFICATE OF INCORPORATION

                                       OF

                    The Natural Energy Solutions Corporation

                                   ----------

                Under Section 402 of the Business Corporation Law

      The undersigned incorporator, being a natural person of at least 18 years of age, for the purpose of forming a corporation (hereinafter referred to as the "Corporation") under the Business Corporation Law, hereby adopts the following Certificate of Incorporation and certifies that:

      Article I: The name of the corporation is The Natural Energy Solutions Corporation.

      Article II: The corporation is formed for the following purpose or purposes:

      To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any lawful act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

      Article III: The office of the corporation is to be located in the County of Westchester, State of New York.

      Article IV: The aggregate number of shares which the corporation shall have authority to issue is Thirty-One Million (31,000,000) shares of which Thirty Million shall be Common Stock, par value $.001 per share and One Million shares shall be Preferred Stock, par value $.001 per share. The Shares of Preferred Stock may be issued in series with such rights and preferences as the Board of Directors of the Corporation may from time to time determine.

      No holder of any of the shares of the corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the corporation may issue or sell, whether or not such shares are exchangeable for any shares of the corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Certificate of Incorporation of the corporation as originally filed, or by any amendment thereof, or out of shares of the corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the corporation, as such holder, have any right to purchase or subscribe for any obligations which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the corporation any shares of any class or classes.


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

      Article V: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served and the post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: The Natural Energy Solutions Corporation, 155 White Plains Road, Tarrytown, N.Y. 10591.

      Article VI: The corporation shall, to the fullest extent legally permissible under the provisions of Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonable incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which whose indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

      Article VII: The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Business Corporation Law, as the same may be supplemented and amended.

      Article VIII: The period of duration of the corporation shall be perpetual.

                                                 /s/ Jack H. Halperin
                                                 ------------------------------
                                                 Jack H. Halperin, Incorporator
                                                 317 Madison Avenue
                                                 Suite 1421
                                                 New York, NY  10017


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